北京德恒律师事务所
DeHeng Law Offices

12/F Tower B, Focus Place, 19 Finance Street, Beijing, 100033, P.R. China
Tel: +86 10 52682925 Fax: +86 10 52682999
Website: www.dehenglaw.com

September 27, 2024

To: Leizig Thermal Management Co., Ltd

F/3, Leizig Industrial Park,

No. 383 Jiangren Third Road, Renhe Town,

Baiyun District, Guangzhou City,

Guangdong, China 510470

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sir/Madam,

We are qualified lawyers of the People's Republic of China (the "**PRC**", for the purpose of this legal opinion (the "**Opinion**"), excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan region), and are qualified to issue the Opinion on the laws and regulations of the PRC effective as of the date hereof (the "**PRC Laws**").

We have acted as the PRC counsel for Leizig Thermal Management Co., Ltd (the "**Company**"), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the "**IPO**") of a certain number of ordinary shares of the Company (the "**Ordinary Shares**") and the proposed resale of a certain number of Ordinary Shares by existing shareholders of the Company (the "**Resale**", and together with the IPO, the "**Offering**"), in each case as set forth in the Company's registration statement on Form F-1, including all amendments or supplements thereto (the "**Registration Statement**"), filed by the Company with the Securities and Exchange Commission (the "**SEC**") under the U.S. Securities Act of 1933, as amended, in relation to the Offering, and (ii) the Company's proposed listing of its Ordinary Shares on the Nasdaq Capital Market (the "**Listing**").

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by the Government Agencies as we have deemed necessary or advisable for the purpose of rendering the Opinion, including, without limitation, originals or copies of the certificates issued by the Government Agencies (collectively, the "**Documents**").

The following terms as used in the Opinion are defined as follows:

"Government Agencies"	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.
"Governmental Authorizations"	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from Government Agencies.
"M&A Rules"	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce (now integrated into the State Administration for Market Regulation), the China Securities Regulatory Commission (the **"CSRC"**) and the State Administration for Foreign Exchange on August 8, 2006 and as amended by the Ministry of Commerce on June 22, 2009.
"PRC Subsidiaries"	means the subsidiaries of the Company incorporated in the PRC, including (i) Guangzhou Moonger Information Technology Co., Ltd. (广州沐歌信息科技有限公司, the **"Moonger"**), (ii) Leizig Technologies (Guangzhou) Electro-Mechanical Co., Ltd. (广州市雷子克电气机械有限公司), and (iii) Guangzhou Boring Ape Information Technology Co., Ltd. (广州市无聊猿信息科技有限公司).

In our examination of the Documents and for the purpose of rendering the Opinion, we have assumed without further inquiry:

(A) the genuineness of all signatures, seals and chops, and the authenticity of all Documents submitted to us as originals and the conformity with originals of the Documents submitted to us as copies and the authenticity of such originals;

(B) the Documents as submitted to us remain in full force and effect up to the date of the Opinion, and have not been revoked, amended, revised, modified or supplemented as of the date of the Opinion except as otherwise indicated in such Documents;

(C) the truthfulness, accuracy, fairness and completeness of the Documents as well as all factual statements contained in the Documents;

(D) that all information (including factual statements) provided to us by the Company and the PRC Subsidiaries in response to our inquiries for the purpose of the Opinion is true, accurate, complete and not misleading and that the Company and the PRC Subsidiaries have not withheld anything in response to our inquiries that, if disclosed to us, would reasonably cause us to alter the Opinion in whole or in part;

(E) that all Governmental Authorizations and other official statement or documentation were obtained from the competent Government Agencies by lawful means in due course;

(F) that all Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws. Where important facts were not independently established to us, we have relied upon certificates issued by Government Agencies and representatives of the Company with proper authority in each case; and

(G) that the Opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

I. Opinions

Based on the foregoing examinations and assumptions and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1. Based on our understanding of the current PRC Laws, (i) the ownership structures of the PRC Subsidiaries, currently and immediately after giving effect to the Offering, do not result in any violation of PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that relevant Government Agencies will take a view that is not contrary to or otherwise different from the Opinion stated above.

2. The M&A Rules, among other things, stipulates that offshore special purpose vehicles, or special purpose vehicles, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC individuals are required to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, we are of the opinion that since (i) PRC domestic companies specified in the M&A Rules refer to domestic non-foreign-invested enterprises, excluding Sino-foreign joint venture enterprises; (ii) Moonger was already a Sino-foreign joint venture when its equity interest was acquired; and (iii) the Company did not acquire any equity interests or assets of PRC domestic companies, the prior approval from the CSRC is not required for the Offering and the listing and trading of the Ordinary Shares on the Nasdaq Capital Market. However, substantial uncertainties still exist as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and the Opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

3. According to the Circular on Relevant Issues Relating to Domestic Resident's Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or Circular 37, and the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or Circular 13, both promulgated by State Administration of Foreign Exchange, PRC residents are required to register with local banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. As confirmed by the Company and to the best of our knowledge, PRC resident shareholders who directly or indirectly hold shares in the Company have completed the registrations of foreign exchange in accordance with Circular 37 and Circular 13.

4. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

5. All statements set forth in the Registration Statement under the captions "Prospectus Summary", "Risk Factors", "Use of Proceeds", "Our Corporate History and Structure", "Dividend Policy", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", "Regulations", "Management", "Related Party Transactions", "Description of Ordinary Shares", "Enforceability of Civil Liabilities" and "Taxation — People's Republic of China Taxation", in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

6. All disclosures containing the Opinion set forth in the Registration Statement under the captions "Risk Factors", "Regulations", "Enforceability of Civil Liabilities" and "Taxation — People's Republic of China Taxation" constitute our opinions.

II. Qualifications

The Opinion is subject to the following qualifications:

The Opinion is intended to be used in the context specifically referred to herein, and each section should be looked on as a whole regarding the same subject matter, and no part shall be extracted for interpretation separately from the Opinion.

The Opinion is subject to (i) certain equitable, legal or statutory principles in affecting the enforceability of contractual rights generally under concepts of public interest, interests of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstances in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and .(iv) the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

The Opinion only encompasses opinions on legal aspects and relates only to PRC Laws effective as of the date of the Opinion and we express no opinion as to any laws other than PRC Laws. There is no guarantee that any of such PRC Laws will not be changed, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect.

The Opinion is given for use only by the Company but not for the use by any other person or for any other purposes. Without our prior written consent, the Opinion (including its drafts or supplements) shall not, in whole or in part, be copied, reproduced or disclosed to any other person in accordance with PRC Laws, except where the disclosure of the Opinion is required to be made by applicable laws or is required in order to establish a defense to any legal or regulatory proceedings or investigation, or is requested by any court, regulatory or governmental authority, in each case, (i) on a non-reliance basis and (ii) with a prior written notice provided to us unless such prior written notice is not permissible under the applicable laws or otherwise not practicable.

The Opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the SEC on the date of the Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of the Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm's name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Beijing DeHeng Law Offices

Beijing DeHeng Law Offices